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Microsoft on the Issues

Responding to Shareholder Concerns on Executive Compensation

Posted by J. Ritchie

Corporate Vice President of Compensation, Benefits, and Performance Management

Microsoft has long believed that effective corporate governance should include regular, constructive conversations with our shareholders and other stakeholders. This ongoing dialogue has led to many positive changes in our corporate governance framework, such as our decision to hold an advisory vote on executive compensation (also referred to as “Say-on-Pay”) at our annual meeting next month, and every third year after that.

Since filing our 2009 proxy statement in September, we’ve had a number of discussions about our executive compensation program and other governance matters. By and large, we have received consistent and broad support for the integrity and reasonableness of our approach to executive compensation.

We’ve also received constructive input on areas that certain stakeholders feel we could improve upon. One topic that arose this year is the relocation benefits we offered to several executive officers who moved their homes and families after accepting a job with Microsoft. In a few instances in recent years the company agreed to accept some risk on the re-sale of an executive officer’s former home, but the collapse of the housing market led to unanticipated costs for Microsoft.

While we believe these agreements were fundamentally fair to both Microsoft and the executives when they were made, in response to the feedback we’ve received we are changing our policy so that if an executive officer voluntarily leaves Microsoft within two years of joining the company, we can recover amounts paid for relocation assistance. There may be circumstances where we have a longer recovery period. Our previous policy was to require reimbursement of relocation assistance only if the executive left Microsoft within one year.

Relocation assistance is an important tool to be competitive for talent and we recognize the need to be responsible stewards of the company’s assets. We appreciate the input that contributed to our thinking in this area and look forward to continuing this dialogue.

I invite you to leave a comment on this blog below.